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                                  EXHIBIT 12.1

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                                                                    EXHIBIT 12.1

                 RATIO OF EARNINGS TO FIXED CHARGES COMPUTATION
                              ARGOSY GAMING COMPANY


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
                                                                                                                        PRO FORMA
                                                                                  PRO FORMA     THREE MONTHS ENDED     THREE MONTHS
                                      YEARS ENDED DECEMBER 31,                    YEAR ENDED  -----------------------     ENDED
                      ----------------------------------------------------------- DECEMBER 31, MARCH 31,   MARCH 31,     MARCH 31,
                        1991        1992        1993        1994        1995        1995        1995        1996           1996
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -------------
EARNINGS:
  Actual . . . . . .  $   693,000 $15,552,000 $14,781,000 $15,893,000 $13,390,000 $11,831,000 $ 2,377,000 $(2,209,000) $(2,209,000)

  Proforma interest
    expense. . .            --          --          --          --          --      1,099,000       --          --        (560,000)
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------   -----------

Income from
  operations . . . .      693,000  15,552,000  14,781,000  15,893,000  13,390,000  10,732,000   2,377,000  (2,209,000)  (2,769,000)

  Fixed charges
    (see below). . .    2,202,000   7,913,000     985,000  10,587,000  19,560,000  21,431,000   4,484,000   6,022,000     6,582,000

  Interest
     capitalized . .     (325,000)      --          --     (1,665,000) (3,203,000) (3,203,000)   (130,000) (1,358,000)  (1,358,000)
                      ----------- ----------- ----------- ----------- ----------- ----------- -----------  -----------  -----------

Adjusted earnings. .  $ 2,570,000 $23,465,000 $15,766,000 $24,815,000 $29,747,000 $28,960,000 $ 6,731,000 $ 2,455,000   $ 2,455,000
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------   -----------
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------   -----------
FIXED CHARGES:
  Interest expense .  $ 1,877,000 $ 7,882,000 $   800,000 $ 8,182,000 $14,708,000 $16,579,000 $ 3,942,000 $ 4,211,000   $ 4,771,000

  1/3 Rental expense                   31,000     185,000   1,665,000   3,203,000   1,649,000     412,000     453,000     1,358,000

  Interest
    capitaliz ed . .      325,000       --          --        740,000   1,649,000   3,203,000     130,000   1,358,000       453,000
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------   -----------

Fixed charges. . . .  $ 2,202,000 $ 7,913,000 $   985,000 $10,587,000 $19,560,000 $21,431,000 $ 4,484,000 $ 6,022,000   $ 6,582,000
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- ------------  -----------
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- ------------  -----------

Ratio of earnings
 to fixed charges. .          1.2         3.0        16.0         2.3         1.5         1.4         1.5       --            --
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------   -----------
                      ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------   -----------
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